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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
K2 INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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K2 INC.

Notice of Annual Meeting of Shareholders

May 3, 2001

To the Shareholders of K2 Inc.:

    You are cordially invited to attend our Annual Meeting to be held at our main office, 4900 South Eastern Avenue, Los Angeles, California on Thursday, May 3, 2001 at 10:00 a.m. (local time).

    The Annual Meeting will be held for the following purposes:

      1.  To elect three directors to serve for a term of three years.

      2.  To ratify the selection of Ernst & Young LLP as independent auditors for 2001.

      3.  To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 23, 2001 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

    If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to complete the enclosed proxy and return it to us in the envelope provided. No additional postage is required.

RICHARD M. RODSTEIN President and Chief Executive Officer

Los Angeles, California
March 30, 2001

Please date and sign the accompanying Proxy and
mail it promptly in the enclosed return envelope.

K2 INC.
4900 South Eastern Avenue
Los Angeles, California 90040

Proxy Statement

    The enclosed proxy is solicited by the Board of Directors of K2 Inc. ("K2"). It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of K2 stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of K2 or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 23, 2001 will be entitled to notice of and to vote at the annual meeting. As of that date, K2 had outstanding 17,945,134 shares of Common Stock. Each share is entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about March 30, 2001.

    Proxies will be solicited by mail, telephone, fax or telegram and may be personally solicited by directors, officers and other employees of K2 and by Morrow & Co., 445 Park Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by K2.

    Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such ratification.

Election of Directors

    Under the Certificate of Incorporation of K2, the Board of Directors is divided into three classes, each having a three-year term, with the term of office of one of the classes expiring each year. Proxies solicited herewith will be voted for election to the Board of Directors of the three nominees named below (unless authority to vote for one or more such nominees is withheld), to serve until the 2004 annual meeting of shareholders and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

    Susan E. Engel, who served as a Director of the Board of K2 from 1996, retired from the Board of Directors during 2000. Lou L. Holtz has been appointed by the Board of Directors to fill the resulting vacancy. Information concerning Mr. Holtz appears below.

    Certain information concerning the nominees and each director whose term of office will continue after the 2001 annual meeting is set forth below:

Nominees for Election at the Annual Meeting
For Term of Office Expiring in 2004

WILFORD D. GODBOLD, JR.	Director since 1998

    Mr. Godbold, 62, is a private investor. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years he served as chief operating officer of ZERO Corporation. From 1966 through 1982 he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy and its subsidiaries, including Southern California Gas Company, a public utility, and San Diego Gas & Electric Co., a public utility. He also serves as a director of Ceradyne Inc., a manufacturer of technical ceramics.

LOU L. HOLTZ	Director since 2001

    Mr. Holtz, 64, is the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at Minnesota from 1984 to1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at the University of North Carolina from 1972 to 1975 and three at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

RICHARD M. RODSTEIN	Director since 1995

    Mr. Rodstein, 46, has been President and Chief Executive Officer of K2 since 1996. Mr. Rodstein was president and chief operating officer of K2 from 1990 to 1995 and has held various executive positions with K2 since joining it in 1983. Prior to 1983, Mr. Rodstein was a certified public accountant with Ernst & Young LLP, an international auditing and consulting firm.

Directors Continuing in Office
For Term of Office Expiring in 2003

RICHARD J. HECKMANN	Director since 1997

    Mr. Heckmann, 57, has been Chairman of the Board of the Company since April 2000. Mr. Heckmann has served as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, since September 1999. Mr. Heckmann has also been Chairman, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, since 1990. Vivendi acquired US Filter on April 29, 1999. Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and chairman of the board of Tower Scientific Corporation. Mr. Heckmann is a member of the board of directors of United Rentals, Inc., a national equipment rental organization, Station Casinos, a gaming and entertainment enterprise, Philadelphia Suburban, one of the nation's largest investor-owned utilities, and Vivendi Environmental, a world leader in environmental services.

ROBIN E. HERNREICH	Director since 2000

    Mr. Hernreich, 56, is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich, has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas' largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of the United States Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Eagle Valley Land Trust, the Snowboard Outreach Society and The Youth Foundation of Vail. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

STEWART M. KASEN	Director since 1997

    Mr. Kasen, 61, is a private investor. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, the Singer Company, a manufacturer of consumer sewing machines, and Department 56, a marketer of collectibles and specialty giftware. In September 1996, Best Products Co., Inc., filed for bankruptcy under the federal bankruptcy laws. In March 1999, Factory Card Outlet Corp. filed for bankruptcy under the federal bankruptcy laws.

Directors Continuing in Office
For Term of Office Expiring in 2002

JERRY E. GOLDRESS	Director since 1997

    Mr. Goldress, 70, has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of the Alamo Group, a manufacturer of industrial mowing equipment and Rockford Corporation, a manufacturer of car stereo equipment. Mr. Goldress is also Chairman of the Board of Frontier Insurance Group, Inc., a specialty property casualty insurance carrier.

JOHN H. OFFERMANS	Director since 1987

    Mr. Offermans, 72, is a real estate investment consultant engaged in private practice. From 1973 through 1993, Mr. Offermans was an active commercial real estate broker. Prior to that, from 1970 to 1973 Mr. Offermans was president and chief executive officer of Fabri-Tek Educational Systems, Inc., an educational computer manufacturer, and from 1968 to 1970, he was international marketing vice president of Electronic Associates, Inc., a manufacturer of computer systems for the aerospace and other high technology industries.

ALFRED E. OSBORNE, JR.	Director since 1999

    Dr. Osborne, 56, has been an Associate Professor of Business Economics in the Anderson Graduate School of Management at the University of California at Los Angeles where he has been employed since 1972, and is the Director of the Harold Price Center for Entrepreneurial Studies at UCLA since its inception twelve years ago. Dr. Osborne is a member of the Board of Directors of Nordstrom, Inc. and Equity Marketing, Inc. Dr. Osborne is also an independent general partner of Technology Funding Venture Partners V, and he serves as a trustee of the WM Group of Funds and a director of First Pacific Advisors' Capital and New Income Funds. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

    Under the By-Laws of K2, nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors, provided that no stockholder may nominate a person for election as a director unless written notice of such nomination is presented to K2 at least 90 days prior to the date of the applicable meeting. No such notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named herein should unexpectedly be unavailable.

Board of Directors and Committees

    The Board of Directors held four meetings in 2000. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served.

    The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

    The Audit Committee of the Board of Directors, consisting of Mr. Godbold (Chairman), Mr. Offermans and Dr. Osborne, held five meetings in 2000. The functions of the Committee are set forth in the Audit Committee Charter included in this proxy statement. The Audit Committee is governed by a written charter adopted by the Board of Directors and which appears as Exhibit 1 to this proxy statement.

    The Compensation Committee of the Board of Directors, consisting of Mr. Goldress (Chairman), Mr. Heckmann and Mr. Kasen, held one meeting in 2000, in addition to informal meetings of Committee members, and actions taken from time to time by written consent. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under K2's stock option plan.

    The Executive Committee of the Board of Directors, consisting of Mr. Godbold, Mr. Goldress, Mr. Heckmann and Mr. Rodstein (Chairman), held no meetings in 2000, but took actions from time to time by written consent. The Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation of the full Board.

    The Nominating Committee of the Board of Directors, consisting of Mr. Heckmann (Chairman), Mr. Hernreich and Dr. Osborne, held one meeting in 2000, in addition to informal meetings of Committee members with potential nominees for director from time to time. The Committee recruits and interviews qualified candidates to serve as directors and reports on its findings to the full Board.

Report of the Audit Committee

    The audit Committee of the Board of Directors is composed entirely of independent outside directors, with their qualifications meeting the requirements described in the Audit Committee Charter, which appears as Exhibit 1 to this proxy statement.

    With respect to the Company's year ended December 31, 2000, and in accordance with its written charter adopted by the Board of Directors, the Audit Committee: (a) has reviewed and discussed with management and Ernst & Young LLP, the Company's outside auditors, the audited financial statements for the year ended December 31, 2000; (b) has discussed with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (c) has received from the outside auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with them their independence from the Company and its management; (d) has considered whether the outside auditors' provision of non-audit services are compatible with the outside auditors' independence; and (e) has discussed with management and the outside auditors the adequacy of the Company's internal controls.

    In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                      Wilford D. Godbold, Jr., Chairman
                      John H. Offermans
                      Alfred E. Osborne, Jr.

                      March 30, 2001

Stock Price Performance Graph

    The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of K2, the Russell 2000 Index and a weighted index of a peer group of companies with market capitalizations similar to that of K2. The peer group is comprised of Cannondale Corporation, First Team Sports, Inc., Johnson Outdoor Inc., Rawlings Sporting Goods Company, Inc., Rockshox Inc. and Adams Golf, Inc. The graph assumes investment of $100 on December 31, 1995 in K2's Common Stock, the Russell 2000 Index and common stock of the peer group (except for Adams, which became a public company in 1997; and Rockshox, which became a public company in 1996). In 2000, The North Face, Inc. was replaced by Adams due to the 2000 sale of the North Face, and Oakley and Vans were removed from the index since their market capitalization is not comparable to the peer group.

Comparative 5-year Total Returns
K2 Inc., Russell 2000, Peer Group
Performance results through December 31, 2000

Executive Compensation

    The following table sets forth information concerning annual, long-term and other compensation of K2's President and Chief Executive Officer and the four most highly compensated executive officers of K2:

Summary Compensation Table

Annual Compensation
Long-Term Compensation Awards of Stock Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)
Richard M. Rodstein President and Chief Executive Officer	2000 1999 1998	400,000 325,000 325,000	285,000 202,000 —	150,000 150,000 50,000	13,500(a) 17,800(a) 20,400(a)
John J. Rangel Senior Vice President-Finance	2000 1999 1998	240,000 210,000 210,000	125,000 101,000 —	75,000 75,000 35,000	5,500(a) 14,300(a) 9,900(a)
J. Wayne Merck Executive Vice President—Operations	2000 1999 1998	189,000 155,000 155,000	125,000 75,000 75,000	65,000 — 12,000	1,200(a) 2,900(a) 3,400(a)
David G. Cook Vice President & President of Stearns	2000 1999 1998	165,000 155,000 155,000	100,000 70,000 75,000	22,000 — 12,000	3,000(b) 5,600(b) 6,900(b)
David H. Herzberg Vice President & President of Shakespeare Industrial Products Group	2000 1999 1998	160,000 160,000 160,000	25,000 70,000 95,000	25,000 — 12,000	2,600(a) 7,500(a) 10,200(a)

(a)
Dollar value of allocations to the accounts of the named individuals in K2's Employee Stock Ownership Plan: Mr. Rodstein ($234 in 2000, $5,200 in 1999 and $7,800 in 1998), Mr. Rangel ($224 in 2000, $3,600 in 1999 and $4,900 in 1998), Mr. Merck ($109 in 2000, $1,900 in 1999 and $2,400 in 1998), and Mr. Herzberg ($110 in 2000, $5,200 in 1999 and $7,700 in 1998); and Company's matching contribution to the accounts of the named individuals in K2's 401(k) Retirement Savings Plan: Mr. Rodstein ($5,300 in 2000, $5,000 in 1999 and $5,000 in 1998), Mr. Rangel ($5,300 in 2000, $5,000 in 1999 and $5,000 in 1998), Mr. Merck ($1,100 in 2000, $1,000 in 1999 and $1,000 in 1998), and Mr. Herzberg ($2,500 in 2000, $2,300 in 1999 and $2,500 in 1998).

(b)
Dollar value of allocation to Mr. Cook's account in K2's Employee Stock Ownership Plan ($194 in 2000, $2,400 in 1999 and $3,600 in 1998) and K2's matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($2,800 in 2000, $3,200 in 1999 and $3,300 in 1998).

    The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 2000.

Option Grants in 2000

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		% of Total Options Granted Employees During 2000
	Options Granted(a)		Exercise Price Per Share		Expiration Date(d)
Name						5%		10%
R. M. Rodstein	150,000	16.6%	$7.125	(b)	1/4/10	$672,131	(e)	$1,703,312	(e)
J. J. Rangel	75,000	8.3%	$7.125	(b)	1/4/10	$336,066	(e)	$851,656	(e)
J.W. Merck	25,000	2.8%	$7.125	(b)	1/4/10	$112,022	(e)	$283,885	(e)
	40,000	4.4%	$8.563	(c)	7/7/10	$215,396	(f)	$545,857	(f)
D. H. Herzberg	25,000	2.8%	$7.125	(b)	1/4/10	$112,022	(e)	$283,885	(e)
D. G. Cook	22,000	2.4%	$7.125	(b)	1/4/10	$98,579	(e)	$249,819	(e)

(a)
All options granted to the named individuals for 2000 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. In early 2000, awards were made to the named individuals as follows: Mr. Rodstein (150,000), Mr. Rangel (75,000), Mr. Merck (25,000), Mr. Herzberg (25,000), and Mr. Cook (22,000). These grants were more than the customary annual grant and were intended to be the only grants to these recipients for three years in the absence of promotions or other special circumstances. In July 2000, an additional award was made to Mr. Merck in connection with a promotion.

(b)
The exercise price is the closing price of K2's common stock on January 4, 2000, the date of grant.

(c)
The exercise price is the closing price of K2's common stock on July 7, 2000, the date of grant.

(d)
All options granted to the named individuals for 2000 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with K2.

(e)
In order for the named individuals to realize these potential values, the closing price of K2's common stock on January 4, 2010 would have to be $11.61 and $18.48 per share, respectively.

(f)
In order for the named individual to realize this potential value, the closing price of K2's common stock on July 7, 2010 would have to be $13.95 and $22.21 per share, respectively.

    The following table summarizes exercises of stock options in 2000 which were previously granted to the President and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 2000, and their value at that date if they were in-the-money.

Aggregated Stock Option Exercises in 2000 and Year-End Option Values

					Value of Unexercised In-The-Money Options At 12/31/00
			Number of Unexercised Options At 12/31/00
	Shares Acquired on Exercise(a)				Exercisable		Unexercisable
		Value Realized
Name			Exercisable	Unexercisable	Shares	Total $	Shares	Total $
R. M. Rodstein	—	—	253,420	265,000	60,000	41,250	240,000	175,000
J. J. Rangel	—	—	139,075	137,500	30,000	20,625	120,000	82,500
D. H. Herzberg	—	—	49,508	26,000	5,000	4,375	20,000	17,500
J. W. Merck	—	—	24,000	66,000	5,000	4,375	20,000	17,500
D. G. Cook	—	—	48,254	23,600	4,400	3,850	17,600	15,400

(a)
Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from K2 in connection with the exercise of options under the 1999, 1994 and 1988 Incentive Stock Option Plans. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the applicable federal rate, as published by the Internal Revenue Service, for the period during which the loan was made. At December 31, 2000, one loan was outstanding to executive officers in connection with the exercise of stock options. The principal balance of the loan to Mr. Merck was $38,500 and the weighted average Applicable Federal Rate at which it bears interest was 5.97%.

Pension Plans

    K2 maintains the Pension Plan of K2 Inc. (the "K2 Plan"), a defined benefit pension plan with varying formulas for the benefit of eligible K2, Shakespeare and Stearns employees. The plan is a tax-qualified, Company-funded plan subject to the provisions of ERISA. Contributions to the plan, which are made solely by K2, are actuarially determined. Benefits under the plans are based on years of service and remuneration and are subject to varying benefit formulas based on the eligible employee's business unit.

    The table below illustrates approximate annual benefits under the K2 Plan, based on the formula for eligible K2 employees ("K2 Formula") and based on the indicated assumptions. For 2000, the Internal Revenue Code (the "Code") limits the K2 Plan's covered compensation to $170,000.

	Approximate annual pension upon retirement at age 65 (a)
	Years of Service
Covered Compensation	15	20	25	30	35
$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	22,500	30,000	37,500	45,000	52,500
$175,000	25,500	34,000	42,500	51,000	59,500

(a)
An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

    The K2 Formula defines remuneration on which annual benefits are based as the average of the participant's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel and subject to the $170,000 Code Limit in 2000 for all personnel.

    Compensation for 2000 that would be included in the calculation of covered compensation and credited years of service at December 31, 2000 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan and are eligible for the K2 Formula.

Name	Covered Compensation	Years of Service
Richard M. Rodstein	$170,000	17
John J. Rangel	170,000	16

    The formula for eligible salaried Shakespeare Company employees (the "Shakespeare Formula") defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include the employee's regular basic monthly earnings excluding commissions, bonuses, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $170,000 Code Limit in 2000 for all personnel.

    The table below illustrates approximate annual benefits under the Shakespeare Formula based on the indicated assumptions.

	Approximate annual pension upon Retirement at age 65 (a)
		Years of Service
Covered Compensation	15	20	25	45
$125,000	$26,250	$43,750	$61,250	$75,000
$150,000	31,500	52,500	73,500	90,000
$175,000	35,700	59,500	83,300	102,000

(a)
An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

    Compensation for 2000 that would be included in the calculation of covered compensation and credited years of service at December 31, 2000 is shown below for the individuals named in the Summary Compensation Table who are participants in the Shakespeare plan and are eligible for the Shakespeare Formula.

Name	Covered Compensation	Years of Service
David H. Herzberg	$170,000	21
J. Wayne Merck	$170,000	10

    The formula for eligible salaried Stearns Company employees (the "Stearns Formula") defines remuneration on which annual benefits are based as the average of the participant's highest 60 months' compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $170,000 Code limit for 2000. The 2000 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Formula, was $170,000, and he had 21 years of service as of December 31, 2000.

    The table below illustrates approximate annual benefits under the Stearns Formula based on the indicated assumptions.

	Approximate annual pension upon Retirement at age 65 (a)
		Years of Service
Covered Compensation	15	20	25	45
$125,000	$25,430	$33,900	$42,380	$50,850
$150,000	31,050	41,400	51,750	62,100
$175,000	33,550	47,400	59,250	71,100

(a)
An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

Employment Agreements

    Messr's Rodstein and Rangel are employed pursuant to employment agreements which expire May 7, 2001. Mr. Rodstein's agreement calls for base salary at the annual rate of $325,000, subject to such increases as the Board may approve, and participation in K2's incentive compensation and benefit programs on a basis which is appropriate in light of his position. Mr. Rangel's agreement calls for base salary at the annual rate of $210,000 and is otherwise similar to Mr. Rodstein's. Each of the agreements provides for severance benefits payable following a change in control, based upon 299% of the employee's total compensation prior to the termination, and accelerated vesting of outstanding stock options.

Directors' Compensation

    In 2000, a new compensation plan was introduced whereby directors who were not salaried officers of K2 were paid $5,000 per calendar quarter for their services as directors and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings. The new compensation plan covers all new directors, and those existing directors electing to participate in the new plan. Only Mr. Offermans elected to receive compensation under the previous director's compensation plan. Under the old plan, directors who are not salaried officers of K2 are paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. Under the old plan, Mr. Offermans received benefits under K2's Directors' Medical Expense Reimbursement Plan, whereby non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 2000, an aggregate of $18,500 was paid under such plan.

    Under the 1999 Incentive Stock Option Plan, all new nonemployee directors and those existing directors electing to participate in the new plan, receive an initial grant of 10,000 stock options on the first grant date after their election and annual grants thereafter of 5,000 stock options. All grants to nonemployee directors are at fair market value on date of grant and are immediately exercisable. In 2000, grants of 10,000 stock options were made to Wilford D. Godbold, Jr., Jerry E. Goldress, Richard J. Heckmann, Robin E. Hernreich, Stewart M. Kasen and Alfred E. Osborne, Jr. The stock options granted had an exercise price of $7.13 per share, the closing price on the January 4, 2000 grant date, and was for a ten-year term.

    Under the 1994 Incentive Stock Option Plan, nonemployee directors received an initial grant of 1,000 stock options on the first grant date after their election and annual grants thereafter of 500 stock options. All grants to nonemployee directors are at fair market value on date of grant and exercisable as to 20% after one year from the date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 2000, a grant of 500 stock options was made to John H. Offermans. The stock options granted had an exercise price of $7.13 per share, the closing price on the January 4, 2000 grant date, and was for a ten-year term.

    During 2000, K2 maintained a Non-Employee Directors' Benefit Plan, payable out of the general funds of K2, under which Mr. Offermans, a non-employee director with at least ten years of service as a director, is entitled to receive, in general, an annual retirement benefit during the period commencing the date he retires from the Board of Directors and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. Mr. Offermans may make an irrevocable election so that, in lieu of the retirement benefit described above, his beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, Mr. Offermans would receive on retirement an actuarially reduced lump sum payment in lieu of installment payments.

Compensation Committee Report

Compensation Objectives and Practices

    The compensation committee is comprised of directors who are not employees or former employees of K2. K2's executive compensation program is designed to help K2 attract, motivate and appropriately reward management who are responsible for K2's short-term and long-term profitability, growth and return to shareholders. The key elements of the program consist of base salary, annual performance-based cash awards and long-term incentive awards. The committee utilizes the services of an independent executive compensation consulting firm in evaluating awards.

    Base salary:  Base salaries are generally established by evaluating the responsibilities of the position, the experience of the individual and salaries for comparable positions in the marketplace based on survey data provided by the compensation consultant. Depending on the overall financial performance of K2, salaries are adjusted from time to time to reflect increased responsibilities, to keep pace with competitive practices and to reflect the performance of individual executives. The program has been designed to place a significant amount of compensation at risk by setting annual base salaries at levels just below the 50th percentile of the marketplace for similar positions based on the survey data obtained.

    Annual cash incentive:  The amount of the annual performance-based cash incentive available for allocation to the executive officers who participated in the plan is based on a formula adopted pursuant to the Executive Officers' Incentive Compensation Plan. The formula makes available for allocation a percentage of K2's incentive compensation income in excess of a required minimum return on average shareholders' equity. Performance criteria were also adopted for the plan participants to assist the compensation committee in determining the allocation of any bonus pool generated. The performance criteria were designed to create value for K2 and its shareholders. The individuals' performance is subjectively evaluated against their criteria. The targeted annual incentive award is meant to bring total annual cash compensation (base salary plus annual incentive award) to above the average, as defined by survey data provided by the compensation consultant for comparable positions at similar-sized companies, when superior performance levels are achieved.

    Long-term Stock Incentive:  Stock incentives are provided to encourage management to take actions that will maximize long-term stockholder value, and to link their interests to those of K2's stockholders. All stock options have an exercise price equal to the market price of K2's stock on the date of grant and vest over three years. By utilizing such pricing and vesting, the compensation committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave K2 during that period. In determining the number of options awarded to executive officers, the compensation committee considered information provided by K2's independent compensation consultants, which included, among other things, market studies of annual stock option grants as a percentage of shares outstanding and individual grants as a percentage of compensation utilizing the Black-Scholes formula.

Chief Executive's Compensation

    The compensation committee increased the salary of the chief executive officer for 2000 to $400,000, up from the prior year's $325,000. Despite the increase, however, Mr. Rodstein's base salary was 30% below the targeted 50th percentile of the marketplace for similar positions, according to survey data. In determining the Chief Executive Officer's incentive compensation award for 2000, the Committee considered K2's performance for the year in meeting earnings targets, stock price performance, improvement in margins, returns on investment and meeting cash flow objectives, completion of strategic acquisitions, implementation of cost reduction programs, improving key quality and process improvement measures and augmenting K2's long-term strategic plan for sustainable growth. The Committee noted that while K2's stock price increased 5% for the year, K2's peer group index declined 11% in the same period. The Committee also noted that despite a significant decline in the value of the European currencies against the dollar, K2's gross margin and operating margins improved during 2000 due to the transfer of certain production to China. Finally, the committee considered the significant cash flow and debt reduction of K2 during the period. Taking all of these factors into consideration, an award of $285,000 was granted to the Chief Executive Officer compared to an award of $202,000 a year ago. The 2000 total compensation for the Chief Executive Officer, including the award represents a 25% shortfall from the 50th percentile for total compensation of the marketplace for similar positions, according to survey data. On January 4, 2000 Mr. Rodstein was granted options to purchase 150,000 shares of K2 common stock at $7.125 per share, the market price at the date of grant.

                      Jerry E. Goldress, Chairman
                      Richard Heckmann
                      Stewart M. Kasen

Compensation Committee Interlocks and Insider Participation

    Messrs. Goldress, Heckmann and Kasen served on the compensation committee of K2 during the year 2000. No member of the compensation committee was, during the year 2000, either an officer or employee or a former officer or employee of K2 or any of its subsidiaries, nor did any member have any relationship with K2 which would be required to be disclosed.

Stock Ownership of Certain Beneficial Owners

    Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 23, 2001 by each person known to K2 to own 5% or more of the outstanding shares of Common Stock.

Shareholder	Shares of Common Stock		Percent of Class
ICM Asset Management, Inc. W. 601 Main Avenue, Suite 600 Spokane, WA 99201	1,779,548	(a)	9.9
Trust under Company's Employee Stock Ownership Plan 4900 South Eastern Avenue Los Angeles, CA 90040	1,570,437	(b)	8.8
Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,349,229	(c)	7.5
The Anthony Family Trust 65 Park Lane Concord, MA 01742	1,001,249	(d)	5.6
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	938,400	(e)	5.2

(a)
Based on the most recently filed Form 13G of ICM Asset Management, Inc. dated February 13, 2001.

(b)
Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directedby such participants. Until shares are allocated to the accounts of participants in the ESOP, the terms of the Trust require the Trustee to vote those shares in the same proportion as the allocated shares are voted.

(c)
Based on the most recently filed Form 13G of Dimensional Fund Advisors dated February 2, 2001.

(d)
Based on the most recently filed Form 13D of The Anthony Family Trust dated May 22, 1996.

(e)
Based on the most recently filed Form 13G of Heartland Advisors, Inc. dated January 23, 2001.

Stock Ownership of Directors and Executive Officers

Name	Shares of Common Stock Beneficially Owned on March 23, 2001 (a)	Percent of Class (b)
Directors and Nominees for Director
Wilford D. Godbold, Jr.	16,500	*
Jerry E. Goldress	16,750.1%
Richard J. Heckmann	125,750.7%
Robin E. Hernreich	30,150.2%
Lou Holtz	10,000	*
Stewart M. Kasen	17,750.1%
John H. Offermans	3,607	*
Alfred E. Osborne, Jr.	24,000.1%
Richard M. Rodstein	397,796	2.2%
Executive Officers (c)
John J. Rangel	191,063	1.1%
J. Wayne Merck	31,936.2%
David H. Herzberg	87,225.5%
David G. Cook	91,381.5%
All Directors and Executive Officers as a group (16)	1,121,339	6.0%

(a)
Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Wilford D. Godbold, Jr.-15,500 shares; Jerry E. Goldress-16,750 shares; Richard J. Heckmann-16,250 shares; Lou Holtz—10,000 shares; Stewart M. Kasen-16,250 shares; John H. Offermans-3,400 shares; Alfred E. Osborne, Jr.-15,000 shares; Richard M. Rodstein-253,420 shares; John J. Rangel-139,075 shares; J. Wayne Merck-24,000 shares; David H. Herzberg-49,508 shares; David G. Cook-48,254 shares; and all directors and officers as a group-693,365 shares. The above include options granted on January 5, 2001 to Mr. Godbold, Mr. Goldress, Mr. Heckmann, Mr. Hernreich, Mr. Kasen and Dr. Osborne under the directors' compensation plan which was effective as of January 1, 2000. In addition, Mr. Holtz was granted options above under the same plan when he was appointed to the board on February 23, 2001. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Rodstein (15,207 shares), Mr. Rangel (8,073 shares), Mr. Herzberg (15,146 shares), Mr. Merck (1,636 shares), Mr. Cook (3,483 shares), and all directors and officers as a group (46,782 shares), under K2's ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b)
The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c)
Executive officers named in the Summary Compensation Table (other than Mr. Rodstein, whose securities holdings are listed above).

*
Less than .1%.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires K2's directors and executive officers to file initial reports of ownership and reports of changes of ownership of K2's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish K2 with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of K2's directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons.

Employment of Independent Auditors

    During the year ended December 31, 2000, K2 paid Ernst & Young LLP, its outside auditors, the following fees: audit fees of $464,462; other fees (primarily for tax-related services and benefit plan audits) of $301,130. No fees were paid or services provided for financial information systems design and implementation. Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of K2 for the year 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

Shareholder Proposals

    Any proposal by a shareholder intended to be presented at K2's 2002 annual meeting of shareholders must be received by K2 no later than November 30, 2001 for inclusion in the proxy statement and form of proxy for that meeting.

Other Matters

    The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 2000 Annual Report to shareholders is being mailed with this Proxy Statement.

    Upon the written request of any shareholder of record as of March 23, 2001, a copy of K2's Annual Report on Form 10-K for the year ended December 31, 2000 (excluding exhibits) as filed with the Securities and Exchange Commission will be supplied without charge. Requests should be directed to the Secretary of K2 Inc., 4900 South Eastern Avenue, Los Angeles, California 90040.

RICHARD M. RODSTEIN President and Chief Executive Officer

Los Angeles, California
March 30, 2001

EXHIBIT 1

K2 Inc.—AUDIT COMMITTEE CHARTER

    This charter, as amended from time to time, will govern the operations of the Audit Committee of K2 Inc. (the "Company"). The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting process. The committee will meet the requirements of The New York Stock Exchange.

Organization and Qualifications

    The committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, none of whom have any relationship to the Company that may interfere with the exercise of independence from management and the Company.

    All committee members, as determined by the Board of Directors in its business judgment, shall be financially literate, or will become financially literate within a reasonable period of time after appointment to the committee, and at least one member, as so determined by the Board of Directors, shall have accounting or related financial management expertise.

    The committee will establish its meeting schedule, including executive sessions with management, internal audit and the outside auditors.

    The committee is empowered to investigate any matter it deems appropriate with full access to all books, records, facilities, and personnel of the Company and has the power to retain outside counsel, or other experts for this purpose.

Statement of Policy

    The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing the financial statements. Additionally, the Company's financial management including internal audit, as well as the outside auditors, have more time, knowledge and detailed information of the Company than does the Audit Committee. Consequently, the committee's role is one of oversight, and it does not provide any expert assurance or certification as to the Company's financial statements or the work of the outside auditors or that of internal audit.

    The outside auditors and the director of internal audit are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

Responsibilities and Processes

    The audit committee shall follow such procedures as it deems appropriate, including without limitation the following:

    The committee will recommend to the Board of Directors, and evaluate, the outside auditors.

    The committee will review and discuss with management and the outside auditors the audited financial statements.

    The committee will discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

    The committee will request annually from the outside auditors, a formal written statement delineating all relationships between the outside auditors and the Company consistent with Independence Standards Board No. 1. and will discuss any disclosed relationships and their impact on the outside auditors' independence. Additionally, the committee shall recommend that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy the Board of the auditors' independence.

    The committee will discuss with management, internal audit and the outside auditors the adequacy of the Company's internal controls.

    The committee, based upon the reviews and discussions noted above, will make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K.

    The committee will review and reassess the adequacy of this charter, at least on an annual basis, and will recommend any changes believed to be appropriate to the Board of Directors.

PROXY		PROXY
K2, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    RICHARD M. RODSTEIN, RICHARD J. HECKMANN and DIANA C. CRAWFORD, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2 INC. at the Annual Meeting of Shareholders to be held on May 3, 2001 and at any adjournment thereof as set forth below:

(Continued and to be signed on reverse side.)

/*\ FOLD AND DETACH HERE /*\

K2, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

1. ELECTION OF DIRECTORS— Nominees: 01-Wilford D. Godbold, Jr. 02-Lou Holtz 03-Richard M. Rodstein	For All / /	Withhold All / /	For All Except / /	2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent auditors for 2001.	For / /	Against / /	Abstain / /
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)				3. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.	For / /	Against / /	Abstain / /
This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposal 2.
Dated: , 2001
Signature
Signature if held jointly

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President of other authorized officer. If a partnership, please sign in partnership name by authorized person.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT!

PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

Proxy Statement
Election of Directors
Nominees for Election at the Annual Meeting For Term of Office Expiring in 2004
Directors Continuing in Office For Term of Office Expiring in 2003
Directors Continuing in Office For Term of Office Expiring in 2002
Board of Directors and Committees
Report of the Audit Committee
Stock Price Performance Graph
Comparative 5-year Total Returns K2 Inc., Russell 2000, Peer Group Performance results through December 31, 2000
Executive Compensation
Summary Compensation Table
Option Grants in 2000
Aggregated Stock Option Exercises in 2000 and Year-End Option Values
Pension Plans
Employment Agreements
Directors' Compensation
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
Stock Ownership of Certain Beneficial Owners
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Employment of Independent Auditors
Shareholder Proposals
Other Matters
K2 Inc.—AUDIT COMMITTEE CHARTER